Exhibit 10.12(b)

SUMMARY OF MODIFICATIONS TO COMPENSATION ARRANGEMENTS WITH ALBERT E. HEACOX, PH.D

On December 21, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of CryoLife, Inc. (the “Company”) approved certain modifications of the Company’s compensation arrangements with Albert E. Heacox, Ph.D., Senior Vice President, Research and Development, in connection with his retirement from the Company, which was effective December 31, 2011.

The modifications to Dr. Heacox’s compensation arrangements were as follows:

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With respect to a restricted stock award of 7,500 shares that was granted on February 16, 2009, the terms of which provided that vesting was dependent on employment at the time of vesting, the Committee accelerated the vesting of the award from February 16, 2012 to December 31, 2011. The remaining unvested shares of restricted stock held by Dr. Heacox expired in accordance with their terms on December 31, 2011; and

•	With respect to Dr. Heacox’s unused vacation time, the Committee approved the payment of 92 hours of vacation time for an aggregate payment of $12,828.48.